Exhibit 99.5

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

The Board of Directors

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 5, 2013, to the Board of Directors of Media General, Inc. (“Media General”) as Annex F to, and reference thereto under the headings “SUMMARY — Opinion of RBC Capital Markets, LLC, Media General’s Financial Advisor” and “THE TRANSACTION — Opinion of RBC Capital Markets, LLC, Media General’s Financial Advisor” in the proxy statement/prospectus relating to the proposed transaction involving Media General and New Young Broadcasting Holding Co., Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Media General (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

July 19, 2013